EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler	Phil Harding, CEO
	IR Strategies	Multi-Fineline Electronix, Inc.
	714-573-1115	714-238-1488
	irstrat@aol.com	investor_relations@mflex.com

M-FLEX PROVIDES EARNINGS GUIDANCE FOR FOURTH FISCAL QUARTER 2004

AND OUTLINES THE COMPANY’S NEW POLICY FOR PROVIDING GUIDANCE

TO INVESTORS

Company Also Schedules A Follow-On Teleconference For Wednesday,

August 18, 2004, At 4:30 P.M. EDT

Anaheim, CA, August 16, 2004 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that the company expects net sales for the fourth quarter of fiscal 2004 to range between $66 million and $71 million and net income for the same period of between $7.5 million and $9.1 million. These estimates will result in annual net sales of between $247 million and $253 million for fiscal 2004 and net income of between $24 million and $26 million for the same period. The company does not expect its share capital to change materially in the fourth quarter.

M-FLEX, which completed its initial public offering in June 2004, focuses on electronics products — including mobile phones and smart mobile devices — where the company’s flexible printed circuit assemblies enable manufacturers, such as Motorola and other companies, to design electronic devices in a desired size, shape, weight and functionality.

According to Phil Harding, M-FLEX’s chief executive officer, the company’s operations are benefiting from the rapidly expanding global market for mobile phones and other electronic devices. As a result, M-FLEX’s operations have continued to perform in line with management’s expectations during 2004. “Our successes have resulted from our ability to attract new customers and develop new designs and new techniques, such as our innovative ‘camera on flex’ assembly. M-Flex is also assisting in the development of new customer models by expanding our technology,” he said.

(MORE)

M-FLEX Guidance for Investors

“In addition to the significant opportunities in the marketplace, we believe that M-FLEX also benefits from several key competitive strengths,” he said. “Among these competitive advantages are the relationships we have with our customers who rely on M-FLEX for a significant portion of their flexible printed circuit needs, including design, engineering support, and component assembly. Also, M-FLEX has maintained manufacturing facilities in China since 1994. We believe that this creates a competitive edge for us as we take advantage of cost-efficient high volume manufacturing, while also positioning the company to participate in the substantial emerging market opportunity for electronic devices in China and throughout the rest of Asia. This summer, because of the continued strong growth of our business, we advanced a $16 million expansion plan to add capacity at a second manufacturing facility in Suzhou, China,” Harding said.

According to Harding, M-FLEX has established a new policy onguidance for investors, that includes strategic and business guidance as well as earnings guidance. Throughout the year, M-FLEX intends periodically to include in its dialogue with investors strategic and business guidance that will focus on:

1)	Industry specific information
2)	Significant market trends that may impact the company’s business in the near as well as long term
3)	Business strategy updates
4)	Status of key corporate initiatives such as capacity expansion and new product introductions

The company also intends to provide information that makes it possible for investors to reasonably estimate the company’s future performance. Toward that end, M-FLEX’s policy is to begin providing guidance in connection with the reporting of quarterly operating results for the following fiscal quarter’s net sales and net income and to provide general commentary on its annual performance.

A conference call in which the company provides additional non-material details will also be held to discuss further the earnings guidance provided in the news release. M-FLEX does not intend to provide annual earnings guidance; nor will it identify customers, unless they represent 10 percent or more of revenues.

(MORE)

M-FLEX Guidance

About M-FLEX

M-FLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to- end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-FLEX common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Conference Call

M-FLEX will conduct a follow-on conference call to discuss its 2004 guidance and the new policy on guidance for investors on Wednesday, August 18, 2004, at 4:30 P.M. EDT (Eastern). The dial-in number for the call in North America is 866-761-0748 and 617-614-2706 for overseas callers. The participant pass code is MFLX. A live webcast and 12 month archive of the call can be accessed at the company’s website at www.mflex.com.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding net sales, net income, the growth of the global electronics market, competitive strengths, customer reliance on the company for flexible circuit needs, cost-efficiencies expected to result from high-volume manufacturing programs, emerging market opportunities for electronics in China and Asia, growth of the company’s business and the company’s plan for providing guidance. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “intend,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “aim,” “believe,” “hope” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products, the company’s effectiveness in manufacturing processes and costs, the degree to which the company is able to utilize available manufacturing capacity, the availability of stable electricity supply for the company’s Chinese manufacturing facilities, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.